UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2006
First Franklin Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-16362	31-1221029

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4750 Ashwood Drive, Cincinnati, Ohio 45241

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (513) 469-5352

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (a) Not applicable.
     (b) On March 31, 2006, First Franklin Corporation (the “Company”) announced that, effective July 1, 2006, Thomas H. Siemers would step down as President and Chief Executive Officer of The Franklin Savings and Loan Company (“Franklin Savings”), the Company’s wholly-owned subsidiary. Although he will no longer serve as an officer of Franklin Savings, Mr. Siemers will remain a director of Franklin Savings, where he will become Chairman of the Board, and he will continue to serve as the President and Chief Executive Officer, and a director, of the Company.
     (c) Also on March 31, 2006, the Company announced that, effective July 1, 2006, Gretchen J. Schmidt will become President and Chief Executive Officer, and Vice Chair of the Board, of Franklin Savings. Ms. Schmidt, age 49, is currently Vice President of Operations, Secretary and a director of Franklin and is Secretary and Treasurer of the Company. Ms. Schmidt is the daughter of Mr. Siemers.
     Franklin Savings, like many financial institutions, makes loans to its officers, directors and employees for the financing and improvement of their personal residences and consumer loans for other purposes. Currently, for loans to employees, directors and officers of the Company or Franklin Savings and their family members, interest rates are generally set at 1% over Franklin Savings’ cost of funds, subject to adjustment to market rates in the event that employment is terminated. Set forth below is certain information at December 31, 2005, regarding all loans made by Franklin to Ms. Schmidt at less than market rates and which resulted in an aggregate indebtedness by Ms. Schmidt to Franklin exceeding $60,000 at any time since January 1, 2004:

					Market interest
		Largest amount	Balance as of		rate at the time of
Date of	Nature of	outstanding since	December 31,	Current interest	origination /
loan	indebtedness	January 1, 2004	2005	rate	modification

09/01/98	First mortgage – prior residence	$213,504	$0	4.250%	6.250%

06/01/00	Consumer loan	1,569	0	7.250	9.250

11/07/03	Line of credit (1)	125,085	105,360	5.000	7.000

11/10/03	First mortgage - personal residence(2)	510,000	491,793	4.000	6.250
____________________
(1)	This loan was originated at the market rate of 5.25% and carried this rate from the time of origination through December 31, 2004. This loan was modified in 2005 to its current rate.
(2)	This loan was modified in 2004 to its current rate.

     Ms. Schmidt and Franklin Savings are currently parties to an Employment Agreement dated March 7, 2003, and an Extension of Employment Agreement dated January 31, 2006 (collectively, the “Agreement”). The Agreement currently provides for annual performance reviews by either Franklin Savings’ Board of Directors or Mr. Siemers. Upon completion of the review, the terms of the Agreement may be extended in one year increments, and it currently expires on March 7, 2009. The Agreement also provides for vacation and sick leave, as well as participation by Ms. Schmidt in all formally established employee benefit, bonus and retirement plans maintained by Franklin Savings.
     Franklin Savings may terminate the Agreement at any time. If Franklin Savings terminates the Agreement for “just cause,” as defined in the Agreement, Ms. Schmidt would have no right to receive any compensation or benefits under the Agreement after the date of termination. If the termination is without “just cause” and not in connection with a “change of control,” as defined in the Agreement, she will be entitled to receive payment of her annual salary for a period of 12 months after termination, plus benefits. If the termination is in connection with a “change of control,” Ms. Schmidt would be entitled to a payment of three times her annual salary.
     In connection with the assumption of her new position in July 2006, the Company anticipates that Franklin Savings and Ms. Schmidt will amend the terms of the Agreement or will enter into a new employment agreement at that time.
     (d) Not applicable.
Section 9 – Financial Statements and Exhibits.
Item 9.01 Financial Statements and Exhibits.
     (a) – (c). Not applicable.
     (d) Exhibits.

Exhibit No.	Description

99	Press Release of First Franklin Corporation dated March 31, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FRANKLIN CORPORATION

By:	/s/ Daniel T. Voelpel

Daniel T. Voelpel Vice President and Chief Financial Officer
     Date: March 31, 2006